CPS Technologies Corporation
Chuck Griffith, Chief Financial Officer
111 South Worcester Street
Norton, MA 02766
Telephone: (508) 222-0614
Web Site:  www.alsic.com

CPS TECHNOLOGIES CORPORATION ANNOUNCES FIRST QUARTER 2021 RESULTS

Norton, Massachusetts, April 29, 2021. CPS Technologies Corporation (NASDAQ:CPSH) today announced revenues of $4.9 million and an operating profit of $36 thousand for the quarter ended March 27, 2021. This compares with revenues of $6.5 million and an operating profit of $622 thousand for the quarter ended March 28, 2020.

Grant Bennett, President and CEO, said: “As the impact of the pandemic begins to subside, revenues in the first quarter 2021 showed continuing improvement over revenues in the third and fourth quarters of 2020, even though revenues in the first quarter were lower than the same period a year ago.  We previously commented that in the first quarter 2020 customers accelerated deliveries because of supply chain uncertainties as the pandemic began to spread.   We also commented last quarter that we felt the fourth quarter 2020 was the low point in terms of reduced demand caused by the pandemic.  Our first quarter 2021 results confirm this to be the case.  Revenues in the first quarter 2021 were 17% higher than the fourth quarter 2020, and in the first quarter our bookings were significantly above shipments.

Looking at the bigger picture, although our AlSiC baseplate business remains sluggish due to the slow recovery of high speed trains and mass transit as a result of the pandemic, we are delighted at seeing significant increases in demand for our hermetic packaging products, primarily for aerospace and defense, and we are seeing increased interest and quotation activity in our armor product line.  The first quarter did not include any revenue from shipments of our HybridTechTM Armor panels for crew-served weapons stations; we have begun shipping under the previously announced order in the current quarter; these shipments will be reflected in our second quarter 2021 revenues.

As part of the Defense Industrial Base, CPS has been open and operating throughout the pandemic.  To date all of our major customers remain open and operational.  The pandemic has depressed demand, particularly for baseplates, but most customers are experiencing or at least forecasting improvement in their businesses as more people are vaccinated and government-mandated closures are lessening.  These observations do not mean that CPS will be unaffected by the pandemic going forward, but we currently see demand increasing rather than declining going forward.  We remain very optimistic about our 2021 performance.

We continue to follow federal and state guidelines in our workplace regarding the pandemic.  Shifts remain staggered to reduce employee overlap, workstations have been rearranged to ensure social distancing, all employees are using facemasks, etc.

The Company will be hosting its first quarter conference call with investors at 4:45pm on Thursday, April 29. Those interested in participating in the conference call should dial:

Call in Number: 1-833-953-1394

Conference ID: 4584929

About CPS
CPS is a technology and manufacturing leader in producing high-performance energy management components that facilitate the electrification of the economy. Our products and intellectual property include critical pieces of the technology puzzle for electric trains and subway cars, wind turbines, hybrid vehicles, electric vehicles, the smart electric grid, 5G infrastructure and others. CPS' armor products provide exceptional ballistic protection and environmental durability at very light weight. CPS is committed to innovation and to supporting our customers in building solutions to this planet's problems.

Safe Harbor
Statements made in this document that are not historical facts or which apply prospectively, including those relating to 2021 financial results, are forward-looking statements that involve risks and uncertainties. These forward-looking statements are identified by the use of terms and phrases such as "will," "intends," "believes," "expects," "plans," "anticipates" and similar expressions. Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the company's expectation. Additional information concerning risk factors is contained from time to time in the company's SEC filings, including its Annual Report on Form 10-K and other periodic reports filed with the SEC. Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The company expressly disclaims any obligation to update the information contained in this release.

CPS TECHNOLOGIES CORPORATION
STATEMENT OF OPERATIONS (Unaudited)

	Fiscal Quarters Ended
	March 27,	March 28,
	2021	2020

Revenues:
Product sales	$4,865,708	$6,511,571
Total revenues	4,865,708	6,511,571
Cost of product sales	3,921,568	4,961,361
Gross Margin	944,140	1,550,210
Selling, general, and
administrative expense	908,471	928,590
Income (loss) from operations	35,669	621,620
Other income (expense), net	(4,310)	(19,966)
Income (loss) before taxes	31,359	601,654
Income tax provision (benefit)	456	—
Net income (loss)	$30,903	$601,654
Net income (loss) per
basic common share	$0.00	$0.05

CPS TECHNOLOGIES CORPORATION
BALANCE SHEET (UNAUDITED)

	March 27,	March 28,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$167,918	$122,255
Accounts receivable-trade, net	3,778,203	5,959,224
Inventories, net	3,631,152	3,595,338
Prepaid expenses and other current assets	293,275	227,459

Total current assets	7,870,548	9,904,276

Net property and equipment	1,184,678	1,424,302
Right-of-use lease asset	664,000	136,000
Deferred taxes, net	117,000	147,873

Total Assets	$9,836,226	$11,612,451

LIABILITIES AND STOCKHOLDERS’
EQUITY
Current liabilities:
Borrowings against line of credit	193,395	1,577,506
Note payable, current portion	58,833	45,980
Accounts payable	1,503,327	2,621,862
Accrued expenses	531,548	691,921
Deferred revenue	319,216	381,216
Lease liability, current portion	148,000	136,000

Total current liabilities	2,754,319	5,454,485

Note payable less current portion	139,608	159,649
Long term lease liability	516,000	—

Total liabilities	3,409,927	5,614,134
Total stockholders’ equity	6,426,299	5,998,317

Total liabilities and stockholders’
equity	$9,836,226	$11,612,451